Exhibit  99.1  Press Release

PRESS RELEASE
June 29, 2007

For further information contact:
David M. Bradley
President and Chief Executive Officer
North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, Iowa 50501
515-576-7531

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

Fort Dodge, Iowa, June 29, 2007 - North Central Bancshares, Inc. (Nasdaq: "FFFD") (the "Company"), the holding company for First Federal Savings Bank of Iowa, announced today that it will commence a new stock repurchase program.  The program authorizes the Company to repurchase up to 75,000 shares, or 5.55%, of its 1,352,248 outstanding shares of common stock and will remain open until all shares authorized for repurchase have been repurchased.  The repurchases will be made from time to time, in open market transactions, at the discretion of management.

This new program will commence immediately upon the completion of the Company’s current repurchase program approved on March 31, 2006.  The current repurchase program consists of the repurchase of 100,000 shares of the Company’s common stock, of which 4,450 shares remain to be purchased.

North Central Bancshares, Inc., with over $525 million in assets is the holding company for First Federal Savings Bank of Iowa, a federally chartered stock savings bank.  First Federal is a community-oriented institution serving Iowa through 11 full service locations in Fort Dodge, Nevada, Ames, Ankeny, Perry, Clive, Burlington, West Des Moines and Mt. Pleasant, Iowa.  First Federal's deposits are insured by the Federal Deposit Insurance Corporation.